EXHIBIT 99.0



FOR IMMEDIATE RELEASE                                           CONTACT:
June 16, 1999                                                   Glenn Bozarth
                                                                310-252-3521



                  MATTEL TO REDEEM SERIES C
     MANDATORILY CONVERTIBLE REDEEMABLE PREFERRED STOCK
     --------------------------------------------------

LOS ANGELES, June 16, 1999 - Mattel, Inc. [NYSE: MAT] today issued a notice to the holders of its Series C Mandatorily Convertible Redeemable Preferred Stock and to the holders of its Depositary Shares, each representing a one-twenty-fifth interest in a share of Mattel's Series C Preferred Stock, informing them of Mattel's optional redemption of these securities on July 1, 1999. On that date, each share of Series C Preferred Stock will be redeemed in exchange for
10.015914 shares of Mattel's common stock, and each Depositary Share will be redeemed in exchange for 0.400637 shares of Mattel common stock. Dividends on the Depositary Shares will cease to accrue on and after the redemption date.

As previously declared, on July 1, 1999, Mattel will pay to holders of record of Depositary Shares on June 15, 1999 a dividend for the 1999 second quarter in the amount of $0.1031 per Depositary Share. Any holder of Depositary
Shares who causes shares of Preferred Stock represented by Depositary Shares to be converted into shares of common stock will not be entitled to receive the dividend to be paid to holders of shares of common stock on July 2, 1999.
Mattel will not issue fractional shares of common stock but will pay cash in lieu of fractional shares at a rate equal to $23.75 per share. The record date to determine the holders of record who will receive notice of the redemption is June 16, 1999. The aggregate number of shares of common stock to be issued in connection with the redemption is approximately 7.7 million.

BankBoston, N.A., c/o EquiServe, L.P., will act as redemption agent of the Depositary Shares.




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